UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2008
The Orchard Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Park Avenue
2nd Floor
New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s telephone number, including area code): (212) 201-9280
(Former name or former address if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This Current Report on Form 8-K/A is filed to report the release of certain funds held in escrow in connection with The Orchard Enterprises, Inc.’s (the “Company”) acquisition, on July 3, 2008, of substantially all of the assets of TeeVee Toons, Inc. and/or its affiliates’ (“TVT Records”) record label business operations. The following disclosure amends and supplements Item 2.01 of the Current Report on Form 8-K dated July 3, 2008 and filed with the Securities and Exchange Commission on July 7, 2008.

Item 2.01	Completion of Acquisition or Disposition of Assets
     On July 11, 2008, $2,050,000 was released from escrow and paid to TVT Records in consideration for the assets acquired on July 3, 2008.
     The unreleased amount of $500,000 will remain in escrow until the United States Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”) issues a final, non-appealable order or series of orders (the “Order”) regarding the assignment and assumption of the Remaining Assets, which consist of certain executory contracts, the assignment of which are subject to objections in TVT Records’ bankruptcy proceeding. As individual objections are resolved, the Bankruptcy Court may issue an Order approving the assignment and assumption of the related executory contract by the Company. If the Bankruptcy Court does not issue any Orders approving the assignment and assumption of the Remaining Assets by the Company or if the Order or series of Orders excludes any material contracts from being assigned to the Company, then the Company and TVT Records will negotiate, in good faith, a reduction in the purchase price of up to $500,000.
     The Bankruptcy Court scheduled a hearing on July 9, 2008 to consider the objections raised by certain parties in TVT Record’s bankruptcy proceeding with respect to the assignment and assumption of the Remaining Assets. This hearing was continued to July 21, 2008. There can be no assurance that the Bankruptcy Court hearing will be held on such date or that the Company will obtain any or all of the Remaining Assets.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.
Date: July 15, 2008	By:	/s/ Stanley H. Schneider
		Name:	Stanley H. Schneider
		Title:	Executive Vice President, General Counsel and Secretary